As filed with the Securities and Exchange Commission on June 20, 2024

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAWSON INFRASTRUCTURE GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0445167
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

950 Railroad Avenue

Midland, Pennsylvania 15059

(Address of Principal Executive Offices) (Zip Code)

Mawson Infrastructure Group Inc. 2024 Omnibus Equity Incentive Plan

(Full title of the plan)

Rahul Mewawalla

Chief Executive Officer

Mawson Infrastructure Group Inc.

950 Railroad Avenue

Midland, Pennsylvania 15059

(Name and address of agent for service)

 (412) 515-0896

(Telephone number, including area code, of agent for service)

with a copy to:

Chad Ensz, Esq.

Sheppard, Mullin, Richter and Hampton LLP

12275 El Camino Real, Suite 100

San Diego, California 92130

Telephone: (858) 876-3508

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒	Smaller Reporting Company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed by Mawson Infrastructure Group Inc. (the “Company”) to register 10,000,000 shares of its common stock, par value $0.001 per share (“Common Stock”), issuable under the Company’s 2024 Omnibus Equity Incentive Plan (the “2024 Plan”). The 2024 Plan was approved by the Company’s stockholders on June 12, 2024 at the Company’s Annual Meeting of Stockholders, and replaced and succeeded the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) and 2021 Equity Incentive Plan (the “2021 Plan”). The 2024 Plan provides that awards issued under the 2024 Plan, the 2018 Plan or the 2021 Plan that expire, lapse or are terminated, surrendered or canceled without having been fully exercised or are forfeited in whole or in part, in any case in a manner that results in any share of Common Stock covered by such award being reacquired by the Company or otherwise not being issued, such share of Common Stock shall again be available for the grant of awards under the 2024 Plan. Further, shares of Common Stock delivered (either by actual delivery or attestation) to the Company by a participant to (1) satisfy the applicable exercise or purchase price of an award, and/or (2) satisfy any applicable tax withholding obligation, in each case, shall be added to the number of shares of Common Stock available for the grant of awards under the 2024 Plan. Therefore, an additional 5,000,000 shares of Common Stock are being registered hereunder for those purposes, for an aggregate of 15,000,000 shares of Common Stock being registered hereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2024 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference the documents listed below:

1.	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on April 1, 2024;

2.	the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 30, 2024, that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

3.	the Company’s Quarterly Report on Form 10-Q filed with the Commission on May 15, 2024;

4.	the Company’s Current Reports on Form 8-K filed with the Commission on April 1, 2024, April 15, 2024, April 18, 2024, April 30, 2024, May 10, 2024, May 15, 2024, May 20, 2024, June 14, 2024 and June 18, 2024 (excluding information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items);

5.	the description of the Common Stock contained in the Company’s registration statement on Form S-1, filed with the Commission on June 9, 2021 (File No. 333-256947), and all amendments or reports filed for the purpose of updating such description; and

6.	all other reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and/or 15(d) of the Securities Exchange Act of 1934 (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Inapplicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

As a corporation incorporated in the State of Delaware, the Company is subject to the Delaware General Corporation Law (“DGCL”). Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. The Company’s certificate of incorporation provides for this limitation of liability with respect to the Company’s directors to the fullest extent permitted by law.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Company’s certificate of incorporation and bylaws provide that the Company shall indemnify and advance expenses to, and hold harmless, to the full extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity. Notwithstanding the foregoing, subject to certain exceptions, the Company shall be required to indemnify, or advance expenses to, an indemnitee in connection with a proceeding (or part thereof) commended by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by the Company’s board of directors.

The Company has entered into indemnification agreements with its directors and officers pursuant to which it has agreed to indemnify each director and officer for any liability he or she may incur by reason of the fact that he or she serves as a director or officer of the Company, to the maximum extent permitted by law.

The Company expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act as defined in the policy and (2) to the Company with respect to indemnification payments that it may make to such directors and officers.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s certificate of incorporation, bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as the forgoing provisions permit indemnification of the Company’s directors and officers, or persons controlling the Company, for liability arising under the Securities Act, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Inapplicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on April 5, 2012 (File No. 000-52545))
4.2	Certificate of Amendment to Certificate of Incorporation (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on July 18, 2013 (File No. 000-52545))
4.3	Certificate of Amendment to Certificate of Incorporation dated November 15, 2017 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on November 21, 2017 (File No. 000-52545))
4.4	Certificate of Amendment to Certificate of Incorporation dated March 1, 2018 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on March 5, 2018 (File No. 000-52545))
4.5	Certificate of Amendment to Certificate of Incorporation dated March 17, 2021 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on March 23, 2021 (File No. 000-52545))
4.6	Certificate of Amendment to Certificate of Incorporation dated June 9, 2021 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on June 14, 2021 (File No. 000-52545))
4.7	Certificate of Amendment to Certificate of Incorporation dated August 11, 2021 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on August 16, 2021 (File No. 000-52545))
4.8	Certificate of Amendment to Certificate of Incorporation dated February 6, 2023 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2023 (File No. 001-40849))
4.9	Bylaws (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on May 10, 2013 (File No. 000-52545))
5.1+	Opinion of Sheppard, Mullin, Richter and Hampton LLP
23.1	Consent of Sheppard, Mullin, Richter and Hampton LLP (included in Exhibit 5.1)
23.2+	Consent of Independent Registered Public Accounting Firm (Wolf & Company, P.C.)
23.3+	Consent of Independent Registered Public Accounting Firm (LNP Audit and Assurance International PTY LTD)
99.1	Mawson Infrastructure Group Inc. 2024 Omnibus Equity Incentive Plan (incorporated by reference to Annex B to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 30, 2024 (File No. 001-40849)).
99.2+	Form of Stock Option Grant Notice and Option Agreement under Mawson Infrastructure Group Inc. 2024 Omnibus Equity Incentive Plan
107+	Filing Fee Table

+	Filed herewith

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Company

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on June 20, 2024.

MAWSON INFRASTRUCTURE GROUP INC.

/s/ Rahul Mewawalla
Rahul Mewawalla
Chief Executive Officer, President, and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rahul Mewawalla	Chief Executive Officer, President, and Director	June 20, 2024
Rahul Mewawalla	(Principal Executive Officer)

/s/ William Harrison	Chief Financial Officer	June 20, 2024
William Harrison	(Principal Financial and Accounting Officer)

/s/ Michael Hughes	Director	June 20, 2024
Michael Hughes

/s/ Gregory Martin	Director	June 20, 2024
Gregory Martin

/s/ Ryan Costello	Director	June 20, 2024
Ryan Costello